EXHIBIT 11

                            THE VINCAM GROUP, INC.
                     CALCULATION OF NET INCOME PER COMMON
                         AND COMMON EQUIVALENT SHARE

                                                          1993           1994           1995
                                                     -------------  -------------   ------------
Net income ........................................    $1,341,316     $1,799,950     $  809,837
                                                       ==========     ==========     ==========

Weighted average number of common shares
  outstanding during the year .....................     6,249,341      6,249,341      5,086,249

Assumed exercise of stock options, net of
  treasury shares acquired ........................       448,429        448,429        448,429

Issuance of mandatorily redeemable preferred stock
  deemed a common stock equivalent ................        --             --            927,414
                                                       ----------     ----------     ----------

Weighted average number of shares used in
  earnings per share calculations .................     6,697,770      6,697,770      6,462,092
                                                       ==========     ==========     ==========

Net income per common and common
  equivalent share ................................    $     0.20     $     0.27     $     0.13
                                                       ==========     ==========     ==========